Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

VEECO acquires epiluvac ab to accelerate penetration into

High Growth silicon carbide epitaxy equipment market

Plainview, N.Y., February 1, 2023 – Veeco Instruments Inc. (NASDAQ: VECO) today announced that on January 31, 2023, it acquired Epiluvac AB, a privately held manufacturer of chemical vapor deposition (CVD) epitaxy systems that enable advanced silicon carbide (SiC) applications in the electric vehicle market. Epiluvac, based in Sweden, was founded in 2013 by a highly experienced team in SiC. Epiluvac’s technology platform combined with Veeco’s global go-to-market capabilities create a significant long-term growth driver for Veeco.

The desire for clean, efficient and reduced fossil-fuel energy is driving tremendous growth in the electric vehicle market. Applications such as on-board charging, fast charging and powertrain inverters are ideally suited for SiC power devices. The SiC device market is forecasted to grow approximately 30% compound annual growth rate (CAGR) from 2023 through 2027 according to Yole Group. Accordingly, the SiC epitaxy equipment market is expected to grow approximately 15% CAGR over the same time period according to Yole Group and internal Veeco estimates.

“The Epiluvac team has developed a superior platform and process know-how aligned with markets that are a great strategic fit for Veeco,” said Bill Miller, Veeco’s Chief Executive Officer. “Their well-designed CVD platform achieves high productivity, is easy to maintain and has superior process control capability that make it uniquely qualified to produce devices that enable lighter, smaller and more efficient power conversion systems. We see this acquisition as a great complement to our metal organic chemical vapor deposition epitaxy product line. This acquisition accelerates our penetration into the emerging, high-growth SiC equipment market by reducing our time to market.”

“We are excited to join Veeco, a recognized leader in semiconductor and compound semiconductor capital equipment,” commented Per-Anders Eriksson, Epiluvac’s Chief Executive Officer. “Our complementary technology platforms, along with Veeco’s extensive worldwide sales, service and manufacturing capabilities, will position us well to help our customers enable accelerated SiC adoption. The decades of research and development the Epiluvac team has invested in this demanding epitaxial process will be a great asset to Veeco’s already impressive process capabilities.”

Epiluvac is an early-stage revenue company with 11 employees. The purchase price for the transaction, all payable in cash, is $30 million paid at the time of closing with a potential additional $35 million in performance based earn-outs. The impact to Veeco’s financial results are not expected to be material in 2023 and volume revenue is expected to begin in 2024.

Veeco will discuss the acquisition during its upcoming Q4 and full year 2022 earnings call on February 15, 2023.

About Veeco

Veeco (NASDAQ: VECO) is an innovative manufacturer of semiconductor process equipment. Our proven ion beam, laser annealing, lithography, metal organic chemical vapor deposition (MOCVD) and single wafer etch & clean technologies play an integral role in the fabrication and packaging of advanced semiconductor devices. With equipment designed to optimize performance, yield and cost of ownership, Veeco holds leading technology positions in the markets we serve. To learn more about Veeco’s systems and service offerings, visit www.veeco.com.

Forward-Looking Statements

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made, including, without limitation, statements regarding the anticipated benefits of the acquisition of Epiluvac, the potential for the payment of additional earn-out consideration, and growth in demand for applications targeting the electric vehicle market. These factors include the risks discussed in the Business Description and Management's Discussion and Analysis sections of Veeco's Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Contacts:

Investors: Anthony Bencivenga | (516) 252-1438 | abencivenga@veeco.com

Media: Kevin Long | (516) 714-3978 | klong@veeco.com